Exhibit 23.1

43/F, AIA Tower, 183 Electric Road, North Point, Hong Kong Tel: (852) 3905 3280 www.kdcpaco.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of ECST Holdings Limited of our report dated June 18, 2026, relating to the consolidated financial statements of ECST Holdings Limited and Subsidiaries as of September 30, 2025 and 2024, and for each of the years in the two-year period ended September 30, 2025, which appear in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ KD & Co.
KD & Co.
PCAOB ID No. 7137

Hong Kong, China

August 3, 2026

KD & Co. | 43/F, AIA Tower, 183 Electric Road, North Point, Hong Kong